Exhibit 16

October 13, 2003

Securities & Exchange Commission
450 Fifth Street, NW
Washington, DC  20549

Ladies and Gentlemen:

We have read Item 4 of Form 8-K of Vertex Interactive, Inc. (the "Registrant") filed on October 13, 2003 and are in agreement with the statements contained in paragraphs one through four (contained on pages one and two therein). We have no basis to agree or disagree with other statements of the Registrant contained therein.

With respect to the Registrant's statement concerning the material weaknesses with regard to the Company's financial accounting systems, including the timely preparation of financial statements and the recordkeeping process at certain foreign locations, included in the fourth paragraph on page two therein, we had considered such matters in determining the nature, timing and extent of procedures performed in our audit of the Registrant's consolidated financial statements as of and for the year ended September 30, 2002.

Yours truly,

/s/Withum, Smith + Brown, P.C.
WithumSmith+Brown, P.C.
Livingston, New Jersey